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Meritor Reports Fourth-Quarter and Fiscal Year 2016 Results

Generates Net Income Attributable to Meritor of $551 Million for Full Year

Achieves 10.2 Percent Adjusted EBITDA Margin for Full Year

TROY, Mich. (Nov. 16, 2016) ̶ Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2016.
Fourth-Quarter Highlights

•	Sales were $728 million.

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor were each $452 million.

•	Diluted earnings per share from continuing operations was $5.10.

•	Adjusted income from continuing operations attributable to Meritor was $30 million, or $0.34 per adjusted diluted share from continuing operations.

•	Adjusted EBITDA was $74 million.

•	Adjusted EBITDA margin was 10.2 percent.

Fourth-Quarter Results
For the fourth quarter of fiscal year 2016, Meritor posted sales of $728 million, down $125 million, or 15 percent, from the same period last year. This decrease was primarily due to lower commercial truck production in North America.
Net income attributable to Meritor was $452 million, or $5.10 per diluted share, compared with a net loss of $21 million, or $0.22 per diluted share, in the prior year. Net income from continuing operations attributable to Meritor was $452 million, compared to a loss of $21 million in the same quarter last year. In fiscal year 2016, we recognized $405 million from the partial release of tax valuation allowances in the United States.
Adjusted income from continuing operations attributable to the company in the fourth quarter was $30 million, or adjusted diluted earnings per share from continuing operations of $0.34, compared with $38 million, or adjusted diluted earnings per share from continuing operations of $0.40, in the prior year.
Adjusted EBITDA was $74 million, compared with $81 million in the fourth quarter of fiscal year 2015. Adjusted EBITDA margin for the fourth quarter of fiscal year 2016 was 10.2 percent, compared with 9.5 percent in the same period last year. The Adjusted EBITDA margin improvement was driven primarily by material, labor and burden performance and asbestos insurance settlements partially offset by lower revenue in North America.
Cash flow from operating activities in the fourth quarter of fiscal year 2016 was $60 million, compared with cash used of $25 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2016 was $33 million, compared to cash used of $59 million in the same period last year. The year-over-year improvements were driven by $32 million of asbestos insurance settlement recoveries in the fourth quarter of fiscal year 2016 and an outflow of $94 million used to fund the company’s voluntary buyout of its German and Canadian pension plan obligations in fiscal year 2015.
Fourth-Quarter Segment Results
Commercial Truck & Industrial sales were $541 million, down $109 million, or 17 percent, compared with the same period last year. Revenue was primarily impacted by lower Class 8 truck production in North America.
Segment EBITDA for the Commercial Truck & Industrial segment was $39 million for the quarter, down $6 million from the fourth quarter of fiscal year 2015. Segment EBITDA margin was 7.2 percent, compared to 6.9 percent from the same period last year. The increase in Segment EBITDA margin was primarily driven by material, labor and burden performance and asbestos insurance settlements partially offset by lower revenue.
The Aftermarket & Trailer segment posted sales of $212 million, down $19 million or 8 percent from the same period last year, due primarily to lower revenue in North America.
Segment EBITDA for Aftermarket & Trailer was $29 million, compared with $37 million in the fourth quarter of fiscal year 2015. Segment EBITDA margin was 13.7 percent, down 2.3 percentage points from the same period last year. The decreases in Segment EBITDA and Segment EBITDA margin were attributable to lower revenue and unfavorable product mix.
Fiscal Year Results
For fiscal year 2016, Meritor posted sales of $3.199 billion, down 9 percent from the prior year, primarily due to lower commercial truck production in North and South America and unfavorable foreign currency exchange rates relative to the U.S. dollar.
Net income attributable to Meritor was $551 million, or $5.99 per diluted share (net income of $555 million and $6.03 per diluted share from continuing operations), compared to $64 million, or $0.64 per diluted share (net income of $65 million and $0.65 per diluted share from continuing operations), in the same period last year. The increases in net income attributable to Meritor and income from continuing operations were due primarily to a partial release of tax valuation allowances in the United States of $405 million.
Adjusted income from continuing operations in fiscal year 2016 was $151 million, or adjusted diluted earnings per share from continuing operations of $1.64, compared to $159 million, or adjusted diluted earnings per share from continuing operations of $1.59 in the prior year.
Adjusted EBITDA was $327 million in fiscal year 2016, compared with $334 million in fiscal year 2015. Adjusted EBITDA margin was 10.2 percent in fiscal year 2016, up 70 basis points compared with the prior fiscal year. This margin increase was primarily driven by material, labor and burden performance and asbestos insurance settlements partially offset by lower revenue in North and South America.
Cash flow from operating activities in the full fiscal year was $204 million, compared to $97 million in fiscal year 2015. Free cash flow for the full fiscal year was $111 million, as compared to $18 million in fiscal year 2015. Cash flow from operating activities and Free cash flow were higher in fiscal year 2016 primarily due to the $94 million used to fund the company’s voluntary buyout of its German and Canadian pension plan obligations in fiscal year 2015 and $52 million in asbestos insurance recoveries in fiscal year 2016.
In fiscal year 2016, Meritor repurchased 8.7 million common shares using $81 million of cash and also repurchased $55 million of convertible debt. These repurchases were part of the company’s $210 million repurchase program, which is now fully completed.

Outlook for Fiscal Year 2017
Meritor expects the following from continuing operations:

•	Revenue to be in the range of $3.0 billion and $3.1 billion.

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $80 million to $85 million (diluted earnings per share of $0.90 to $0.95).

•	Adjusted EBITDA margin of 9.6 percent to 10.0 percent.

•	Adjusted diluted earnings per share from continuing operations in the range of $1.25 to $1.40.

•	Operating cash flow in the range of $140 million to $160 million.

•	Free cash flow to be in the range of $50 million to $70 million.
“Through the efforts of our leadership team and each of our employees, we made tremendous progress over the past three years to fundamentally transform the company,” said Jay Craig, CEO and president of Meritor. “The changes we made enabled us to achieve our M2016 financial objectives and establish the foundation for sustainable growth in the future. Despite the challenging end markets we anticipate for fiscal year 2017, we remain confident that we will maintain our strong margin and bottom-line earnings performance.”
Fourth-Quarter and Fiscal Year 2016 Conference Call
Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year earnings results for fiscal year 2016 on Wednesday, Nov. 16 at 10 a.m. ET.
To participate, call (844) 412-1003 at least 10 minutes prior to the start of the call. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Nov. 16, until 11:59 p.m. ET on Nov. 23 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 97594644. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

The company's fourth-quarter and full-year financial results for fiscal year 2016 will be released prior to the conference call and webcast on Nov. 16. The release will be distributed through PR Newswire and posted on meritor.com.
About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, following the United Kingdom’s decision to exit the European Union or in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental, asbestos-related or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow.
Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Non cash tax expense was added as an adjustment in fiscal year 2016. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders.
    Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.

These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Sales	$728	$853	$3,199	$3,505
Cost of sales	(644)	(745)	(2,763)	(3,043)
GROSS MARGIN	84	108	436	462
Selling, general and administrative	(38)	(56)	(213)	(243)
Pension settlement losses	—	(59)	—	(59)
Restructuring costs	(7)	(1)	(16)	(16)
Goodwill impairment	—	(15)	—	(15)
Other operating expense, net	—	(3)	(3)	(1)
OPERATING INCOME (LOSS)	39	(26)	204	128
Other income (expense), net	—	2	(1)	5
Equity in earnings of affiliates	10	11	36	39
Interest expense, net	(21)	(27)	(84)	(105)
INCOME (LOSS) BEFORE INCOME TAXES	28	(40)	155	67
Benefit (provision) for income taxes	424	18	402	(1)
INCOME (LOSS) FROM CONTINUING OPERATIONS	452	(22)	557	66
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	—	(4)	(1)
NET INCOME (LOSS)	452	(22)	553	65
Less: Net (income) loss attributable to noncontrolling interests	—	1	(2)	(1)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$452	$(21)	$551	$64

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$452	$(21)	$555	$65
Loss from discontinued operations	—	—	(4)	(1)
Net income (loss)	$452	$(21)	$551	$64

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$5.10	$(0.22)	$6.03	$0.65
Discontinued operations	—	—	(0.04)	(0.01)
Diluted earnings (loss) per share	$5.10	$(0.22)	$5.99	$0.64

Diluted average common shares outstanding	88.7	95.1	92.0	100.1

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2016	September 30, 2015
ASSETS:
Cash and cash equivalents	$160	$193
Receivables, trade and other, net	396	461
Inventories	316	338
Other current assets	32	50
TOTAL CURRENT ASSETS	904	1,042
Net property	439	419
Goodwill	390	402
Other assets	738	332
TOTAL ASSETS	$2,471	$2,195

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$14	$15
Accounts and notes payable	475	574
Other current liabilities	268	279
TOTAL CURRENT LIABILITIES	757	868
Long-term debt	982	1,036
Retirement benefits	703	632
Other liabilities	238	305
Total deficit attributable to Meritor, Inc.	(234)	(671)
Noncontrolling interests	25	25
TOTAL DEFICIT	(209)	(646)
TOTAL LIABILITIES AND DEFICIT	$2,471	$2,195

MERITOR, INC.
ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) attributable to Meritor, Inc.	$452	$(21)	$551	$64
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—	—	4	1
Income (loss) from Continuing Operations, net of tax, attributable to Meritor, Inc.	452	(21)	555	65
Interest expense, net	21	27	84	105
Provision (benefit) for income taxes	(424)	(18)	(402)	1
Depreciation and amortization	19	16	67	65
Noncontrolling interests	—	(1)	2	1
Loss on sale of receivables	(1)	1	5	5
Restructuring costs	7	1	16	16
Pension settlement losses	—	59	—	59
Goodwill and asset impairment	—	17	—	17
Adjusted EBITDA	$74	$81	$327	$334

Sales:
Commercial Truck & Industrial	$541	$650	$2,445	$2,739
Aftermarket & Trailer	212	231	860	884
Intersegment Sales	(25)	(28)	(106)	(118)
Total sales	$728	$853	$3,199	$3,505
Segment EBITDA:
Commercial Truck & Industrial	$39	$45	$208	$216
Aftermarket & Trailer	29	37	115	123
Segment EBITDA	68	82	323	339
Unallocated legacy and corporate costs, net	6	(1)	4	(5)
Adjusted EBITDA	74	81	327	334

Adjusted EBITDA Margin (1)	10.2%	9.5%	10.2%	9.5%
(1) Adjusted EBITDA Margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2016	2015
OPERATING ACTIVITIES
Income from continuing operations	$557	$66
Adjustments to income from continuing operations to arrive at cash provided by (used for) operating activities:
Depreciation and amortization	67	65
Deferred income tax benefit	(382)	(24)
Restructuring costs	16	16
Loss on debt extinguishment	—	25
Gain on sale of property	(2)	(3)
Equity in earnings of affiliates	(36)	(39)
Goodwill and asset impairment	—	17
Pension and retiree medical expense	20	82
Other adjustments to income from continuing operations	11	12
Dividends received from equity method investments	37	32
Pension and retiree medical contributions	(42)	(141)
Restructuring payments	(11)	(16)
Changes in off-balance sheet accounts receivable factoring	(31)	39
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	5	(24)
Operating cash flows provided by continuing operations	209	107
Operating cash flows used for discontinued operations	(5)	(10)
CASH PROVIDED BY OPERATING ACTIVITIES	204	97
INVESTING ACTIVITIES
Capital expenditures	(93)	(79)
Proceeds from sale of property	4	4
Cash paid for acquisition of Morganton	—	(16)
Other investing activities	(1)	—
Net investing cash flows provided by discontinued operations	4	4
CASH USED FOR INVESTING ACTIVITIES	(86)	(87)
FINANCING ACTIVITIES
Repayment of notes and term loan	(55)	(199)
Proceeds from debt issuance	—	225
Debt issuance costs	—	(4)
Other financing activities	(16)	(9)
Net change in debt	(71)	13
Repurchase of common stock	(81)	(55)
CASH USED FOR FINANCING ACTIVITIES	(152)	(42)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	(22)
CHANGE IN CASH AND CASH EQUIVALENTS	(33)	(54)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	193	247
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$160	$193

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015(1)	2016	2015(1)
Income (loss) from continuing operations attributable to Meritor, Inc.	$452	$(21)	$555	$65
Adjustments:
Pension settlement losses	—	59	—	59
Loss on debt extinguishment	—	5	—	24
Restructuring costs	7	1	16	16
Goodwill and asset impairment	—	17	—	17
Tax valuation allowance reversal, net and other (2)	(432)	(16)	(432)	(16)
Non-cash tax expense (3)	3	1	13	4
Income tax benefits	—	(8)	(1)	(10)
Adjusted income from continuing operations attributable to Meritor, Inc.	$30	$38	$151	$159

Diluted earnings (loss) per share from continuing operations	$5.10	$(0.22)	$6.03	$0.65
Impact of adjustments on diluted earnings per share	(4.76)	0.62	(4.39)	0.94
Adjusted diluted earnings per share from continuing operations	$0.34	$0.40	$1.64	$1.59

Diluted average common shares outstanding	88.7	95.1	92.0	100.1
(1) The three and twelve months ended September 30, 2015 have been recast to reflect non-cash tax expense.
(2) Includes non-cash income tax benefit (expense) of $405 million related to the partial reversal of the U.S. valuation allowance, ($9) million related to the establishment of a valuation allowance in Brazil and $36 million related to other correlated tax relief.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Cash provided by (used for) operating activities	$60	$(25)	$204	$97
Capital expenditures	(27)	(34)	(93)	(79)
Free cash flow	$33	$(59)	$111	$18

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2017— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2017 Outlook(1)
Net income attributable to Meritor, Inc.	$80-85
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$80-85
Interest expense, net	~80
Provision for income taxes	50-60
Depreciation and amortization	65-70
Restructuring	~5
Other (noncontrolling interests, loss on sale of receivables, etc.)	~10
Adjusted EBITDA	$290-310

Sales	$3,000-3,100

Adjusted EBITDA Margin (2)	9.6%-10.0%

Diluted earnings per share from continuing operations	$0.90-0.95
Adjustments:
Restructuring costs	~$0.05
Non-cash tax expense (3)	0.30-0.40
Adjusted diluted earnings per share from continuing operations	$1.25-1.40

Diluted average common shares outstanding	~89

Cash provided by operating activities	$140-$160
Capital expenditures	~($90)
Free cash flow	$50-$70
(1) Amounts are approximate.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

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